EXHIBIT 11.1

                                     EMCON
                        COMPUTATION OF INCOME PER SHARE
                      (In thousands except per share data)


                                                                  Three months
                                                                     ended
                                                                    March 31,
                                                                 1995      1994
                                                                ----------------

Net income ................................................     $  397    $  188
  Proforma interest income related to modified
  treasury stock method ...................................         63        21
                                                                ------     -----
Adjusted net income .......................................     $  460    $  209
                                                                ======    ======
Weighted average number of common shares
outstanding during the period .............................      8,225     7,302

  Common equivalent shares from outstanding
  stock options using the modified treasury stock
  method ..................................................        672       509
  Incremental shares to reflect full dilution (1) .........          0         0
                                                                ------    ------
Total shares for purposes of calculating diluted
income per share (1) ......................................      8,897     7,811
                                                                ======    ======
Primary income per share ..................................     $ 0.05    $ 0.03
                                                                ======    ======
Fully diluted income per share ............................     $ 0.05    $ 0.03
                                                                ======    ======


- - - - -----------------------

(1)  This  calculation  is  submitted in  accordance  with  Regulation  S-K Item
     601(b)(11) although not required by footnote 2 to paragraph 14 to APB opinion No. 15, because it results in dilution of less than 3%.


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